EXHIBIT 99.1

FRONT PORCH DIGITAL ANNOUNCES RESULTS FOR 2003
         --PROJECTIONS FOR FIRST QUARTER 2004 REFLECT CONTINUED RECORD GROWTH--

MOUNT LAUREL, NJ - APRIL 1ST, 2004 - Front Porch Digital Inc. (OTCBB:FPDI) today announced results for the year ended December 31, 2003, and also provided guidance for the first quarter of 2004. Management believes these results provide further evidence of a successful restructuring and a positive outlook for 2004.

Annual revenues from sales of DIVArchive and BitScream software totaled $2.9 million, an increase of 71 percent over the $1.7 million in revenue achieved in 2002. Revenues for the fourth quarter of 2003 totaled $1.0 million, representing an approximate 40 percent increase over $0.7 million in revenue recorded in the third quarter of 2003.

As reported earlier, Front Porch closed new orders totaling more than $1.5 million during fourth quarter 2003, reflecting a new record in contracts closed for new business. The Company also reported that as of December 31, 2003 it had a contracted order backlog of $2.2 million, which should all be realized as revenue during 2004.

Projected results for the first quarter of 2004 demonstrate the continued improvement of Front Porch's business fundamentals. The Company signed $1.7 million in new orders for DIVArchive and BitScream software in the first quarter, another record high for the second consecutive quarter.

Revenue for the first quarter of 2004 is projected to be between $1.4 and $1.5 million, representing at least a 40 percent increase over the previous quarter, and the third consecutive quarter of double-digit growth. The Company estimates its contracted backlog as of April 1, 2004 to be $2.4 million, which will be delivered in 2004. Revenues from this backlog, combined with the revenue already delivered in the first quarter, would represent a 134 percent increase over the previous year's revenue.

"2003 represented a transition year for Front Porch, but the actions taken were necessary to position the Company for future growth," said Tom Sweeney, Chairman of the Board of Front Porch. "The results achieved over the past six months are evidence that Management made the right moves, and the Company is gaining momentum. We are also seeing a significant increase in potential deal-flow from the Media and Entertainment market, and we believe Front Porch is well-positioned to compete for those contracts."

"The accounting and auditing for 2003 was complicated by the many actions taken during the restructuring, particularly the treatment of non-recurring losses for discontinued operations," said Front Porch CFO Matt Richman. "We have filed for a 15-day extension in order to ensure that all issues related to 2003 have been worked through. We want to be certain that all accounting and disclosures are complete, accurate and in compliance with SEC requirements."


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The Company's request for extension on form 12-b25 filed with the Securities and
Exchange Commission describes changes in the expected financial results as a result of the Company's restructuring and discontinued operations in 2003. The increased net loss of $3.2 million in 2003 reflected from discontinued operations included non-cash charges of $3.3 million for an asset impairment taken June 30, 2003. It also included a $1.0 million non-cash loss on the disposition of a business segment taken in the fourth quarter. Both were offset by the operations of the discontinued business unit.

"We will file our Annual Report on form 10-KSB within the extension period without further delay," Mr. Richman added. "Beginning in the first quarter of 2004, our reported results will only reflect activities of the ongoing software business, as all costs and charges related to the restructuring and disposed business units have been accounted for in 2003."

ABOUT FRONT PORCH DIGITAL: Front Porch Digital Inc. (www.fpdigital.com) is transforming the digital world by developing unique software and services that convert audio, video, images, text and data into digital formats that enable searching, browsing, editing, archive management and on-demand delivery of content in nearly any other digital format through a single capture. Front Porch is the number one provider of archive management software in Europe and Asia.

FRONT PORCH DIGITAL FORWARD LOOKING STATEMENTS: This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect Front Porch Digital's current views with respect to future events and financial performance. Such statements are subject to certain risks and uncertainties that could cause actual events or results to differ materially from those indicated from such forward-looking statements. The potential risk factors include Front Porch Digital's limited operating history and experience in the archive management and video digital conversion business, Front Porch Digital's ability to attract significant additional financing and risks associated with expansion. Additional risk factors are set forth in Front Porch Digital's reports and documents filed with the Securities and Exchange Commission.

TRADEMARKS: All products or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

CONTACT:

Mike Knaisch, Chief Executive Officer
Front Porch Digital, Inc.
(303) 440-7122
mike.knaisch@fpdigital.com

Matthew Richman, Chief Financial Officer
Front Porch Digital, Inc.
(303) 440-8846
mattr@fpdigital.com